UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(A) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:	FIS Trust

ADDRESS OF PRINCIPAL BUSINESS OFFICE:	8080 North Central Expressway Suite 1700
Dallas, Texas 75206

TELEPHONE NUMBER:	(480) 295-7020

NAME AND ADDRESS OF AGENT FOR
SERVICE OF PROCESS:	The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
New Castle County
Wilmington, DE 19801

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

☒ Yes	☐ No

SIGNATURES

Pursuant to the requirements of Investment Company Act of 1940, the Sole Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the Dallas, Texas on this 23rd day of June, 2025.

FIS Trust

/s/ Steven T. Nelson
		By:	Steven T. Nelson
Sole Trustee

Attest:	/s/ Laura Heitland
Name:	Laura Heitland
Title:	Secretary